Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

January 30, 2017

8point3 Energy Partners LP

77 Rio Robles

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel for 8point3 Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale from time to time by the Partnership of Class A shares representing limited partner interests in the Partnership having an aggregate offering price of up to $125,000,000 (the “Class A Shares”) pursuant to that certain Equity Distribution Agreement dated January 30, 2017 (the “Distribution Agreement”) by and among the Partnership and 8point3 General Partner, LLC, a Delaware limited liability company (the “General Partner”), on the one hand, and the several managers named therein, on the other hand.

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the registration statement on Form S-3 (Registration No. 333-212366) (as amended, the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement was declared effective by the Commission on September 1, 2016; (ii) the prospectus included in the Registration Statement dated September 1, 2016 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus dated January 30, 2017 (together with the Base Prospectus, the “Prospectus”); (iv) the Distribution Agreement; (v) the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) and the Delaware Limited Liability Company Act (the “Delaware LLC Act”); (vi) the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”) and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof; (vii) the Amended and Restated Limited Liability Company Agreement of the General Partner and the Certificate of Formation of the General Partner, each as amended to the date hereof; and (viii) the partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, certificates of representatives of the Partnership and the General Partner and of public officials, and statutes, other instruments and documents as we deemed necessary or appropriate for the purposes of this opinion.

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In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and complete. In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates we examined. We have also assumed that all Class A Shares will be issued and sold in the manner set forth in the Prospectus and the Distribution Agreement and that certificates for the Class A Shares, if any, will be duly countersigned, registered and electronically transmitted by the transfer agent and registrar for the Partnership, or, if uncertificated, valid book-entry notations will have been made in the share register of the Partnership in accordance with the provisions of the governing documents of the Partnership.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Class A Shares have been duly authorized and, when issued and delivered by the Partnership against payment therefor in accordance with the Distribution Agreement and as described in the Registration Statement, will be validly issued in accordance with the Partnership Agreement, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

The foregoing opinion is limited in all respects to the Delaware LP Act and the Delaware LLC Act, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.